AMENDED AND RESTATED EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (this "Agreement") dated this 31st day of July, 2023. BETWEEN:

KWESST MICRO SYSTEMS INC., a corporation having an office at 155 Terence Matthews Crescent, Ottawa, Ontario (the "Employer" or the "Corporation" or "the Company")

OF THE FIRST PART

- AND

SEAN HOMUTH, a person residing at                                                                              (the "Employee")

OF THE SECOND PART

BACKGROUND

A. The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.

B. The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

C. The Company and the Employee executed an employment agreement on May 25, 2023 which became effective on June 12, 2023 (the Employee's start date).

D. The Company and Employee wish to amend and restate the terms of the agreement with retroactive effect to the start date of employment (June 12, 2023).

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Commencement Date and Term

1. The Employee will commence full-time employment with the Employer on the 12th day of June, 2023 (the "Commencement Date"), for an indeterminate period (the "Term") unless modified by written agreement between the Employee and the Employer, or terminated sooner. The Corporation may request the Employee, from time to time, to work additional hours and/or days per week in which case the Corporation shall provide reasonable notice to the Employee to allow him to plan accordingly in light of his other commitments.

Job Title and Description

2. The job title of the Employee will be Chief Financial Officer and Chief Compliance Officer described in Annex A. This Position reports to the Executive Chairman of the Company and to the Audit Committee of the Board of Directors.

3. The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.

4. The Employee will perform any and all duties as requested by the Employer that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.

5. The Employee agrees to abide by the Employer's rules, regulations, policies and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

Employee Compensation

6. The base salary paid to the Employee for the services rendered as required by this Agreement will be as described in Annex B (the "Base Salary"). The Base Salary may be increased from time to time, at the sole discretion of the Board, by merit and general increases in amounts determined by the Board.

7. The Base Salary will be payable every two weeks while this Agreement is in force. The Employer is entitled to deduct from the Base Salary, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.

8. The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

9. In addition to the foregoing, the Corporation may pay to the Employee an annual Bonus in an amount determined and approved by the Board of Directors per Annex B.

10. Subject to compliance with applicable securities legislation and any obligations of the Corporation pursuant to any agreements by which it is bound, the Corporation may grant to the Employee, subject to approval of the Board, stock options and restricted stock units ("RSUs") pursuant to the Corporation's stock based compensation plan entitling the Employee to purchase common shares of the Corporation, as the Board may determine from time to time.

11. All stock options and RSUs granted to the Employee shall be subject to the terms and provisions of the stock option agreement or RSU agreement pursuant to which same were granted, and all stock options granted to the Employee shall be subject to the terms and provisions of the stock option plan of the Corporation which is in effect from time to time, as approved by the Board and, if required, the shareholders of the Corporation.

Place of Work

12. The Employee's primary place of employment shall be hybrid of 155 Terence Matthews Crescent, Ottawa Ontario (the "Office") and working from home.  The Employer and Employee, each acting reasonably, will agree on the appropriate mix from time to time.

Employee Benefits

13. The Employee will be entitled to only those additional benefits that are currently available as described in the lawful provisions of the Employer's employment booklets, manuals, and policy documents or as required by law.

14. Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with sixty (60) days written notice of that change and providing that any change to those benefits is taken generally with respect to other Employees and does not single out the Employee.

Vacation

15. The Employee will be entitled to four weeks of paid vacation each year during the term of this Agreement, or as entitled by law, whichever is greater.

Conflict of Interest

16. During the term of the Employee's active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer's actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer.

17. During the term of the Employee's active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

Confidential Information

18. The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.

19. The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

20. The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.

21. The Confidential Information will not include information that:

a) is generally known in the industry of the Employer;

b) is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

c) was rightfully in the possession of the Employee prior to the disclosure to the Employee  by the Employer;

d) is independently created by the Employee without direct or indirect use of the Confidential Information; or

e) the Employee rightfully obtains from a third party who has the right to transfer or disclose it.

22. The Confidential Information will also not include anything developed or produced by the Employee during the Employee's term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trade-mark or copyright that:

a) was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;

b) was developed entirely on the Employee's own time;

c) does not result from any work performed by the Employee for the Employer; and

d) does not relate to any actual or reasonably anticipated business opportunity of the Employer.

Duties and Obligations Concerning Confidential Information

23. The Employee agrees that a material term of the Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.

24. The Employee agrees and acknowledges that the Confidential Information is of a proprietary and  confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.

25. The obligations to ensure and protect the confidentiality of the Confidential Information imposed  on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue indefinitely from the date of such expiration or termination.

26. The Employee may disclose any of the Confidential Information:

a) to a third party where Employer has consented in writing to such disclosure; or

b) to the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body after providing reasonable prior notice to the Employer.

27. If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Ownership and Title to Confidential Information

28. The Employee acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

29. The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.

30. The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee's term of employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee's employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

Return of Confidential Information

31. The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a) may contain or be derived from ideas, concepts, creations or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b) is connected with or derived from the Employee's employment with the Employer.

Non-Competition

32. The Employee hereby acknowledges and agrees that he or she will gain knowledge of and a close working relationship with the Corporation's customers and service providers, which would injure the Corporation if made available to a competitor or used for competitive purposes.

33. The Employee agrees, with and for the benefit of the Corporation, that during the term of this Agreement and for a period of twelve (12) months from the date of termination of this Agreement, whether such termination is occasioned by the Employee or by the Corporation or by mutual agreement, the Employee shall not, for any reason whatsoever, directly or indirectly, solicit or accept business, or be employed by or otherwise retained by any person or company engaged in in direct competition with the business of the Corporation within the largest of the following areas: a) networked surveillance and targeting on ground weapon systems and interface with drones; b) kinetic counter-drone technology; c) electronic decoy technology; d) low energy cartridge technology; and e) shot counter technology.

34. The Employee agrees that the limitations of time, geography and scope of activity agreed to in this Article are reasonable because, among other things: (i) the Corporation is engaged in a highly competitive industry; (ii) The Employee will have access to confidential information, trade secrets and know-how of the Corporation and its Affiliates; (iii) The Employee will be able to obtain suitable and satisfactory employment without violation of this Agreement; and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Corporation and its Affiliates.

Non-Solicitation

35. The Employee agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, The Employee shall not, directly or indirectly, solicit, divert, hire, retain, employ or take away any Employees, executives or consultants of the Corporation that (a) have not been terminated by the Corporation or (b) resigned from the Corporation following a Change of Control, whether such new employment or retainer is with or without compensation.

36. The Employee agrees and acknowledges that the time limitations in Article 11.2 are reasonable and properly required for the adequate protection of the exclusive property and business of the Corporation.

37. The Employee agrees that the limitations of time and scope of activity agreed to in this Article are reasonable because, among other things: (i) the Corporation is engaged in a highly competitive industry; (ii) the Employee will have access to confidential information, trade secrets and know-how of the Corporation and its Affiliates; (iii) the Employee will be able to obtain suitable and satisfactory employment without violation of this Agreement; and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Corporation and its Affiliates.

Termination of Employment

38. The Employer may terminate the Employee's employment and, where required to provide notice of termination or severance pay by operation of the ESA, then the Employer will provide the Employee with the following on the date of notice of termination:

(i) if the Employee's employment is terminated prior to the first anniversary from the Start Date, then a lump sum payment equal to twenty-six (26) weeks of Base Salary plus accrued bonus in lieu of notice;

(ii) if the Employee's employment is terminated following the first anniversary of the Start Date, then a lump sum payment equal to twenty-six (26) weeks of Base Salary plus related accrued bonus in lieu of notice plus one (1) additional week of Base Salary in lieu of notice for each completed year of service following the first anniversary of the Start Date to an absolute maximum of thirty-eight (38) weeks of Base Salary plus related accrued bonus in lieu of notice; and

(iii) the Employer will continue the Employee's full participation in any benefits plan in which the Employee may be enrolled at that time and only for the minimum period of notice required by the ESA; and

(iv) in the event that any ESA termination entitlement would provide for any monetary amount or other benefit in excess that which is provided via subparagraphs 39(i), (ii), and (iii), then the Employer will also provide the Employee with the minimum additional monetary amount or other benefit(s) required in order to bring the Employee's termination entitlements described in subparagraphs 39(i), (ii), and (iii) into compliance with the ESA.

39. At all times, and in all circumstances, the Employer intends to provide the Employee with any and all minimum statutory entitlements to which the Employee would become entitled as a result of the termination of the Employee's employment. The Employee agrees that the entitlements described in this Section 39 are inclusive of severance pay pursuant to the ESA, if applicable, and all common law entitlements to reasonable notice or pay-in-lieu thereof. As such, the Employee is waiving any further entitlement to notice or payment in lieu of notice, benefit continuation, or severance pay, in accordance with the common law. The Employee also agrees that nothing in this provision derogates from the Employer's ability to terminate the Employee's employment without any payment in lieu of notice, severance pay, or benefit continuation where just cause exists, as defined by the ESA,

In all termination or frustration of employment situations, the Employer will provide the Employee with all wages and vacation pay accrued to the date and time of the termination or frustration of employment, including any vacation pay that accrues during the minimum period of notice of termination prescribed by the ESA.

40. In the event that the Employer terminates the Employee's employment within three (3) months of, or in anticipation within three (3) months of, a change of control of the Employer; and where otherwise required to provide notice of termination or severance pay by operation of the ESA; then the references to "twenty-six (26) weeks" in Subsections 39(i) and (ii) shall be read as "lump sum payment of fifty-two (52) weeks" and the reference to "thirty-eight (38) weeks" in Subsection 38(ii) shall be read as "lump sum payment of sixty-four (64) weeks". All stock options held by the Employee shall immediately become vested upon a change of control of the Employer.

For purposes of this Agreement, a Change in Control means:

(i) any change in the holding of the shares in the capital of the Company as a result of which an Entity or group of Entities acting jointly or in concert (whether by means of a shareholder agreement or otherwise) or Entities associated or affiliated with any such Entity or group within the meaning of the Business Corporations Act (Ontario), other than the Employee and his respective associates becomes the owner, legal or beneficial, directly or indirectly, of fifty (50%) per cent plus one share or more of the shares in the capital of the Company or exercises control or direction over fifty (50%) per cent plus one share or more of the shares in the capital of the Company; or

(ii) a sale, lease or other disposition of all or substantially all of the property or assets of the Company (other than to an affiliate which assumes all of the obligations of the Company to the Employee including the assumption of this Agreement); or

(iii) a reorganization, amalgamation or merger (or plan of arrangement in connection with any of the foregoing), not approved by the Board of Directors, other than solely involving the Company and one or more of its affiliates, with respect to which substantially all of the persons who were the beneficial owners of the shares in the capital of the Company immediately prior to such reorganization, amalgamation, merger or plan or arrangement do not, following any such event, beneficially own, directly or indirectly, more than fifty (50%) per cent plus one share of the aggregate voting power of all outstanding equity shares of the Company; or

(iv) a change in the composition of the Board of Directors which occurs at a single meeting of the shareholders of the Company or upon the execution of a shareholder's resolution, such that individuals who are members of the Board of Directors immediately prior to such meeting or resolution cease to constitute a majority of the Board of Directors, without the Board of Directors, as constituted immediately prior to such meeting or resolution, having approved of such change

41. The Employee may resign from this employment, at any time and for any reason, upon providing the Employer with four (4) weeks of advanced written notice of the Employee's last working day with the Employer. This notice must be given to the Employer in writing and can be delivered via electronic mail (email) or in person to the Employer.  The Employer, in its sole and absolute discretion, may elect to waive such notice, in whole or in part, by providing the Employee with what wages and benefit continuation that the Employee would have otherwise received during this period.

Indemnification of The Employee

42. The Company hereby irrevocably covenants and agrees to indemnify and save harmless the Employee, their heirs and legal representatives, from and against any and all losses, costs, charges, expenses, claims, demands and liabilities, including any amount paid to settle an action or to satisfy a judgment, incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of having been an officer of The Company or a director of any affiliate of The Company, if (i) Employee acted honestly and in good faith with a view to the best interests of the Company, and, (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, Employee had reasonable grounds for believing that their conduct was lawful.

43. For the purposes of This Section, the termination of any civil, criminal or administrative action or proceeding by judgment, order, settlement, conviction, acceptance of a plea of nolo contendre or similar or other result shall not, of itself, create a presumption either that Employee did not act honestly and in good faith with a view to the best interests of The Company or that, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, Employee did not have reasonable grounds for believing that his conduct was lawful.

44. The Company shall obtain and maintain a policy or policies of insurance with reputable insurance companies providing directors and officers of The Company with coverage from losses from wrongful acts, and to insure the Company's performance of its indemnification obligations under this Agreement. In any such policies of directors and officers' liability insurance, the Employee the same rights and benefits as are accorded to the most favourably insured of The Company's officers and key Employees.

Remedies

45. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, Employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Severability

46. The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

47. Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

KWESST Micro Systems Inc.

Unit 155 Terence Matthews Crescent, Ottawa, Ontario

luxton@kwesst.com

Sean Homuth

____________________________________________

Modification of Agreement

48. Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law

49. This Agreement will be construed in accordance with and governed by the laws of the province of Ontario.

General Provisions

50. Time is of the essence in this Agreement.

51. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

52. No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

53. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

54. This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

55. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand on this 31st day of July, 2023 (signatures on page following).

EMPLOYER:

KWESST MICRO SYSTEM INC.

Per: /s/ David Luxton

EMPLOYEE:

/s/ Sean Homuth

ANNEX A

Role of the Chief Financial Officer and Chief Compliance Officer

As a key member of the corporate leadership team the principal duties of the Chief Financial Officer are to:

• Provide leadership, direction and management of the finance and accounting function.

• Provide the Executive Chairman and CEO with regular financial reports and analysis, including but not limited to monthly P&L and balance sheet reports and a weekly 12 month cash flow forecast.

• Participate in the preparation of bids and quotes ensuring appropriate rates for G&A, material handling and profit are applied.

• Manage and optimize the transition from small business banking to a corporate banking relationship.

• Manage the preparation of the Corporation's public filings, including interim and annual financial statements and MD&A filings; material change; management circular, etc.

• Report quarterly interim and annual financials to the Audit Committee of the Board.

• Provide strategic recommendations to the CEO, Executive Chairman, and members of the executive management team.

• Manage the capital request and budgeting processes.

• Contribute to the development of the Corporation's strategic plan, annual operating plan and budget and monitor their implementation against goals and milestones.

• Collaborate with debt financing and equity financing as needed; establish and maintain in- depth relations with investment banks / capital providers / key investors.

• Understand and mitigate key elements of the Corporation's risk profile, including putting in place an effective control environment and maintain appropriate insurance coverage.

• Monitor and manage the delegation of authorities as approved by the board.

• Advise on long-term business and financial planning, including potential M&A opportunities.

• In addition to Finance, manage human resources administration, IT and office administration functions.

• Oversee and ensure that staff members hold, maintain, and comply with the various permits, licenses and clearances as may be required in order for them to perform their work including, but not necessarily limited, as related to export controls; firearms permits, and controlled goods regulations.

ANNEX B

Compensation

Annual base compensation:

CAD$300,000 plus an initial equity grant of stock options (during an open period), amount subject to board approval, and priced on day of grant in accordance with applicable laws and regulations, with vesting in accordance with the Company's Long-Term Incentive Plan ("LTIP").

Bonus compensation per section 9:

50% of annual Base Salary, half tied to Company goals to be mutually agreed and half tied to personal goals to be mutually agreed, payable in cash or fully vested stock at the Company's option as approved by the board.

Annual grant of stock options

An annual grant of stock options commensurate with options granted to other senior executives of the Company, subject to the Company's LTIP and applicable regulatory approvals, terms and conditions.